HomeStreet Names John M. Michel Chief Financial Officer
Mr. Michel brings almost 40 years of financial expertise to the Company
SEATTLE - (March 6, 2020) - HomeStreet, Inc. (Nasdaq:HMST), the parent company of HomeStreet Bank, today announced that it has appointed John M. Michel as Chief Financial Officer for both HomeStreet and HomeStreet Bank, effective May 4, 2020. Mr. Michel will oversee all aspects of financial management for the Company.
“John is a highly proficient financial executive with extensive experience in bank finance, treasury management, accounting, tax, and public company reporting,” said Mark K. Mason, President, Chief Executive Officer, and Chairman of the Board of HomeStreet. “Being able to retain a financial executive with John’s expertise and background is a significant opportunity for HomeStreet. Having worked together with me and other members of our executive management previously, I look forward to John joining the team and immediately affecting our business in a positive way.”
Before agreeing to join HomeStreet, Mr. Michel was the Chief Financial Officer of First Foundation, Inc. (Nasdaq:FFWM). His prior experience includes chief financial officer and senior finance roles at other banks and specialty finance companies, and he was also a senior manager at Deloitte & Touche. Mr. Michel holds a BA in Accounting - cum laude, from the University of Notre Dame.
About HomeStreet, Inc.
HomeStreet, Inc. (Nasdaq: HMST) (the “Company”) is a diversified financial services company headquartered in Seattle, Washington, serving consumers and businesses in the Western United States and Hawaii through its various operating subsidiaries. The Company is principally engaged in real estate lending, including mortgage banking activities, and commercial and consumer banking. Its principal subsidiaries are HomeStreet Bank and HomeStreet Capital Corporation. Certain information about our business can be found on our investor relations web site, located at http://ir.homestreet.com. HomeStreet Bank is a member of the FDIC and an Equal Housing Lender.
Contacts:
Investor Relations:
Gerhard Erdelji, 206-515-4039
gerhard.erdelji@homestreet.com